DOV Pharmaceutical, Inc.

                                  EXHIBIT 99.2
For Immediate Release

Contact:
(Company)                                     (Corporate Communications)
Barbara Duncan                                Kathleen Eppolito
Chief Financial Officer                       Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                      (718) 281-1809
(201) 968-0980

DOV Pharmaceutical, Inc. To Host Second Annual Scientific Symposium for Analysts and Investors

Hackensack, NJ, July 14, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced it will host a scientific symposium for analysts and investors on Tuesday, July 27, 2004, from 12 to 3 p.m. (EST) in New York City. Dr. Phil Skolnick, Chief Scientific Officer and Senior Vice-President Research, will describe discovery efforts involving GABA-A receptors and biogenic amine transporters. Dr. Warren Stern, Senior Vice-President Drug Development, will discuss clinical development plans for the company's product candidates. DOV's invited speaker, Jeffrey J. King, will present an overview of patent strategies aimed at maintaining market exclusivity.

Mr. King is a partner at Graybeal Jackson Haley LLP, Seattle, WA, where he specializes in biotechnology patent prosecution, due diligence counseling, interferences, and legal work on biotechnical and biomedical research, development and acquisitions. He holds a masters degree in biology from the University of Victoria and a law degree from the University of Washington. He has also completed two years of doctoral work in molecular biology studies at Indiana University.

Registration

Registration is required for admittance. To attend please notify DOV at ScienceDay2@dovpharm.com. Lunch will be served. A slide and audio transmission of the symposium will be accessible simultaneously at DOV's website www.dovpharm.com, and archived on the website for 30 days.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.